[Translated from German]

I.     CONTRACT OF EMPLOYMENT

Employer:	HMT Holding AG
Kreuzlingerstrasse 5
CH-8574 Lengwil
(hereinafter referred to as “HMTH”)

Employee:	Dr Andreas Bänziger
*****************
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(hereinafter referred to as “AB”)

1.	Appointment

AB is appointed as CEO of HMTH. He shall take over the management of operations of the entire HMTH Group as per the job description (Annex 1). The date of joining the company shall depend on the outcome of the discussions concerning the termination of AB’s contract with his current employer. The contractual notice period is one year. AB assumes that this can be reduced, by common consent, to less than six months, commencing from 1 November 2001. HMTH is interested in AB taking up his new position as soon as possible.

2.	Scope of duties and position

AB’s scope of duties and position within the HMTH Group are described in detail in the enclosed job description (Annex 1). This job description forms an integral part of this contract of employment.

3.	Salary and profit-sharing

The agreed basic salary shall be CHF 350,000 gross per annum. A part of this salary shall be variable, as per AA3-9-003 Target Agreement and Remuneration. The variable salary component shall be calculated as per Group 1. In the first year of appointment (2002), the basic salary shall be regarded as fixed and assured.

4.	Participation in capital of HMTH

The Board of Directors of HMTH is currently in talks with the shareholders of HMTH about the creation of a participation scheme for the management of HMTH. After the results of the discussions are clear, the Board of Directors shall be in a position to make binding promises to AB.

5.	Expenses

Travelling and other expenses shall be reimbursed in accordance with the Expenses Reimbursement Regulations for management. AB shall use a private vehicle for business purposes. As an allowance for the same, he shall receive a lump sum of CHF 30,000 per annum, paid monthly. This lump sum shall cover all vehicle costs, except for fuel. AB undertakes to effect a comprehensive insurance policy for the same.

6.	Insurance and pension

Unless otherwise agreed, the company shall insure the employee as provided for by law.

AB has been insured via the pension fund of HMTH, as per the pension regulations.

In principle, AB shall be guaranteed an old age pension, according to which he is entitled to an annual increase in pension of CHF 35,000 by means of premium contributions in the ratio of 60% by the employer and 40% by the employee. Assuming that the existing pension fund of the HMTH Group is wound up, individual additional insurance may be necessary.

7.	Working hours

According to the Working Hours Regulations AA3-0-009, the employee shall work a 40-hour week. No allowance shall be made for overtime, bearing in mind the position of the employee.

8.	Holidays

AB shall be entitled to 25 working days as holiday per calendar year. The planning of the holidays shall be geared towards the requirements of the company and should first be discussed with the Chairman of the Board of Directors.

9.	Term of contract and notice period

This agreement shall come into force after it is signed and may be terminated by either party, subject to 12 months’ notice in each case at the end of the month. The employment relationship, which is open-ended, shall commence according to Article 1 of this contract of employment on a date that has yet to be determined in detail before 1 May 2002.

If this contract is terminated by HMTH through no fault of AB, AB shall be entitled to a lump sum payment amounting to one year’s salary, subject to the observance of the one-year notice period and based on the last-paid basic salary.

10.	Confidentiality and bar on competition

AB declares that he is fully aware of his obligation towards HMTH for loyalty, good faith and the protection of business secrets and shall remain loyal in every respect even after the end of the employment relationship with the HMT Group.

AB undertakes to refrain from any competitive activity for a period of two years after his departure from HMTH.

Competitive activity in this sense shall also include joining a rival company. This bar on competition shall apply to all fields in which HMTH does business.

If the bar on competition is breached, 50% of the last-paid gross annual salary shall be paid as a contractual penalty, on the basis of the last-paid basic salary.  The payment of the contractual penalty shall not, however, relieve him from his duty to observe the bar on competition. HMTH may claim damages over and above the contractual penalty.

11.	Additional positions

At the time of signing the contract, AB holds the following additional offices:

• Sepp Fässler Ag, BMW Garage, 9050 Appenzell, participation and starting from 1 January 2002, also member of the Board of Directors,
• MedWork AG, participation and Chairman of the Board of Directors,
• LeadingMD.com: Board of Directors (MedWork sells this product outside the USA).

AB gives an assurance that the time commitment for these three offices shall not exceed 2-4 hours per week and that he shall be performing these duties mainly in his free time. There are also no conflicts of interest between HMT and the above-mentioned companies.

Before taking up any further activities, AB shall discuss the same with the Chairman of the Board of Directors of HMTH.

12.	Secondary agreements

Secondary agreements must be in writing.

13.	Applicable law and jurisdiction

This contract shall be fully governed by, and construed in accordance with, Swiss law. Unless otherwise stated in this contract, the provisions of the Swiss Code of Obligations (CO) concerning Contracts of Employment (CO Art. 319 et seq.) shall apply. Jurisdiction shall be Kreuzlingen.

Date:	HMT Holding AG

15.10.2001	(Signature)

Date:	Andreas Bänziger

15.10.2001	(Signature)